Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement No. 333-284352 on Form S-1 of our report dated September 12, 2024 (February 3, 2025, as to the effects of the reverse stock split discussed in Note 16), relating to the financial statements of Sionna Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 3, 2025